Exhibit 99.1

Phibro Animal Health Corporation Reports Third Quarter Results

TEANECK, N.J., May 13, 2014 (GLOBE NEWSWIRE) — (Nasdaq: PAHC) — Phibro Animal Health Corporation today reported its financial results for its March 2014 fiscal third quarter and provided guidance for its June 2014 fiscal fourth quarter and fiscal year. The Company completed an initial public offering of its common stock and a refinancing of substantially all of its outstanding indebtedness in April 2014.

•	Highlights for the March 2014 quarter (compared to March 2013)

–	Net sales of $173 million increased 7%

–	Adjusted EBITDA of $22 million increased 16%

–	The Animal Health segment drove the increases with 15% sales growth and 25% growth in adjusted EBITDA

–	Pro forma adjusted diluted EPS of $0.36, up 28% from $0.28 last year

•	Guidance for the June 2014 quarter (compared to June 2013)

–	Net sales of $174 - $177 million, growth of 6% - 8%

–	Adjusted EBITDA of $23 - $24 million, growth of 15% - 20%

–	Pro forma adjusted diluted EPS of $0.19 - $0.21; includes $0.15 cost of non-recurring cash income tax items

•	Affirms plan to pay $0.10 per share quarterly dividend, beginning September 2014

COMMENTARY

“We welcome the investing community to our first earnings release as a public company. For the March 2014 quarter, our Animal Health-focused growth initiatives continued to deliver strong sales and profit growth,” said Jack Bendheim, Chairman, President and Chief Executive Officer. “We see good operating momentum going into the final quarter of our fiscal year and we continue to look for tuck-in acquisitions.”

QUARTERLY RESULTS

Net sales

Net sales of $173.3 million increased $10.6 million, or 7%, for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, primarily from $13.9 million of growth in Animal Health, partially offset by declines in Mineral Nutrition and Performance Products.

Animal Health

Net sales of $107.8 million grew $13.9 million, or 15%, due to volume growth of MFAs and other, nutritional specialty products and vaccines. MFAs and other grew $8.7 million, or 12%, with growth in the Asia Pacific and Latin America regions. Nutritional specialty products grew $2.0 million, or 14%, primarily due to price and volume growth of our products for the dairy industry. Vaccines grew $3.2 million, or 46%, principally from the introduction of new products in several markets, as well as increased volumes in most markets.

Mineral Nutrition

Net sales of $49.9 million decreased $1.9 million, or 4%. Our earlier decision to deemphasize low margin, volatile lysine sales accounted for $0.7 million of the reduction. The remainder of the sales decline was principally due to reduced average selling prices due to lower underlying raw material commodity prices, partially offset by higher volumes.

Performance Products

Net sales of $15.6 million decreased $1.5 million, or 9%, due to reduced volumes of a low margin industrial chemical and reduced average selling prices due to lower underlying raw material commodity prices and pricing pressure at certain customers.

Gross profit

Gross profit of $52.8 million increased $7.1 million, or 15%, to 30.5% of net sales, with all of the improvement coming from Animal Health. Animal Health gross profit increased $8.2 million, with approximately $5.4 million due to volume growth and $2.7 million from higher average selling prices and other items. MFAs and other contributed $3.6 million of the increase on higher volumes and higher average selling prices. Nutritional specialty products contributed $1.7 million of the increase on volume growth and higher average selling prices. Vaccines gross profit increased $2.9 million due to volume growth. Mineral Nutrition gross profit decreased $0.3 million due to reduced margins from competitive conditions and product mix. Performance Products gross profit decreased $0.7 million due to reduced volumes and lower average selling prices.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $35.5 million increased $4.2 million, or 14%. Animal Health accounted for $3.0 million of the increase, driven by sales, marketing and development spending. Selling headcount and related marketing support increased in Latin America and Asia Pacific to support MFA and vaccine initiatives and in the United States and Europe to support the expansion of our nutritional specialty products to the dairy industry. Development spending focused on product lifecycle extensions. Corporate expenses increased $0.9 million due to increases in salary and wage-related costs and increases in professional fees relating to becoming a public company.

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Adjusted EBITDA

Adjusted EBITDA of $22.4 million increased $3.0 million, or 16%, with Animal Health’s $5.2 million increase accounting for all the improvement, due to sales growth and increased gross profit, partially offset by increased SG&A expenses.

Pro forma adjusted diluted EPS

Pro forma adjusted diluted EPS was $0.36 for the third quarter, a 28% increase from last year. The pro forma adjustments reflect the effects of our recent initial public offering and refinancing. The pro forma adjustments assume the refinancing occurred at the beginning of the periods presented, resulting in a reduction in annual interest expense of over $21 million compared with historical levels. The pro forma adjustments also assume the additional common shares were outstanding for the entire period.

FINANCIAL GUIDANCE

For the quarter ending June 30, 2014, the Company estimates net sales will be approximately $174 to $177 million, a 6% to 8% increase compared to the prior year, adjusted EBITDA will be approximately $23 to $24 million, a 15% to 20% increase and pro forma adjusted diluted EPS will be approximately $0.19 to $0.21. Approximately $6 million of non-recurring income tax items will reduce pro forma adjusted EPS by approximately $0.15. The items include withholding taxes on repatriated cash and a tax audit settlement.

The June 2014 quarter will also include approximately a $23.7 million loss on extinguishment of debt. This loss is excluded from adjusted EBITDA and from pro forma adjusted diluted EPS for the June 2014 quarter and fiscal year.

For the fiscal year, the Company estimates net sales will be approximately $682 to $685 million, adjusted EBITDA will be approximately $89 to $90 million and pro forma adjusted diluted EPS will be approximately $1.19 to $1.22.

The company also affirmed its plan to pay a quarterly dividend of $0.10 per share, with the first payment beginning in September 2014. This represents an annual rate of approximately $15.5 million.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 10:00 AM (EDT) on Wednesday, May 14, 2014 during which the company will review third quarter financial results and respond to questions. Investors and the public may access the live webcast by visiting the Phibro website at http://investors.pahc.com. A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and

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other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Registration Statement on Form S-1, as amended, that was declared effective on April 10, 2014, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Reports on Form 10-Q.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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	For the Periods Ended March 31
Condensed Consolidated Statements of Income	Three Months			Nine Months
(in millions, except per share amounts)	2014	2013	Change	2014	2013	Change

Net sales	$173.3	$162.7	7%	$508.2	$489.0	4%
Cost of goods sold	120.4	116.9	3%	354.7	358.1	(1)%
Gross profit	$52.8	$45.8	15%	$153.5	$130.8	17%
Selling, general and administrative expenses	35.5	31.3	14%	102.8	89.0	15%
Operating income (loss)	$17.3	$14.5	20%	$50.7	$41.8	21%
Interest expense, net	8.7	8.9	(1)%	26.2	26.7	(2)%
Foreign currency (gains) losses, net	0.3	0.8	(67)%	2.1	1.1	84%
Other (income) expense, net	-	0.5	*	-	0.5	*
Income (loss) before provision (benefit) for income taxes	$8.3	$4.3	95%	$22.5	$13.5	66%
Provision (benefit) for income taxes	1.9	0.1	*	7.9	(5.4)	*
Net income	$6.4	$4.2	52%	$14.5	$18.9	(23)%

Net income per share:
basic	$0.21	$0.14		$0.48	$0.62
diluted	$0.21	$0.14		$0.48	$0.62

Weighted average number of shares:
basic	30.5	30.5		30.5	30.5
diluted	30.7	30.5		30.5	30.5

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Pro forma Adjusted Net Income	Three months ended March 31,		Nine months ended March 31,		Three months ended June 30, - Guidance		Fiscal Year ended June 30, - Guidance
(in millions)	2014	2013	2014	2013	2014	2013	2014	2013

Adjusted income before provision for income taxes	$9.8	$6.8	$28.3	$18.3	$12.5	$7.2	$40.9	$25.4

Adjusted provision (benefit) for income taxes	1.1	1.3	4.9	6.2	8.0	0.9	12.9	7.1

Adjusted net income	$8.7	$5.5	$23.4	$12.1	$4.5	$6.3	$28.0	$18.4

Adjusted income before provision for income taxes	$9.8	$6.8	$28.3	$18.3	$12.5	$7.2	$40.9	$25.4
Add: actual interest	8.8	8.9	26.4	26.8	6.7	8.9	33.0	35.7
Less: pro forma interest	(3.4)	(3.4)	(10.1)	(10.3)	(3.4)	(3.5)	(13.5)	(13.8)
Pro forma adjusted net income before provision for income taxes	15.2	12.3	44.6	34.7	15.8	12.6	60.4	47.3

Adjusted provision (benefit) for income taxes	1.1	1.3	4.9	6.2	8.0	0.9	12.9	7.1

Pro forma adjusted net income	$14.1	$11.0	$39.7	$28.5	$7.8	$11.7	$47.5	$40.2

Pro forma adjusted diluted EPS	$0.36	$0.28	$1.01	$0.72	$0.20	$0.30	$1.21	$1.02
Pro forma weighted average shares - diluted	39.4	39.4	39.4	39.4	39.4	39.4	39.4	39.4

Notes

Table is based on mid-point of guidance

Pro forma weighted average diluted shares assume a $17.50 market price for all periods presented

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About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. The company reported net sales of $653 million for the fiscal year ended June 30, 2013. For further information, please visit www.pahc.com.

CONTACT:

Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
201-329-7300
or
investor.relations@pahc.com

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